Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, President of PFO Global, Inc. a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) by unanimous written consent on June 25, 2015:

WHEREAS, the Board is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation to provide by resolution or resolutions for the issuance of Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

        NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Company’s Articles of Incorporation, the Board hereby authorizes the designation of 54 shares of a new series of preferred stock entitled Series A Convertible Preferred Stock (the “Series A Preferred Shares”) with which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

(1)           Stated Value.  The stated value per share of the Series A Preferred Shares shall be $100,000 (the "Stated Value"), and the par value per share shall be $0.0001.

(2)           Conversion of Series A Preferred Shares.  A holder of Series A Preferred Shares (collectively, the "Holders" and each a "Holder") shall have the right, at such Holder's option, to convert the Series A Preferred Shares into shares of the Company's common stock, par value $0.0001 per share (the "Common Stock", and as converted, the "Conversion Shares"), on the following terms and conditions:

(a)           Conversion Right.  Subject to the terms and conditions contained herein, each Series A Preferred Share shall be convertible at the option of the Holder thereof, at any time or from time to time on or after the initial date of issuance of the Series A Preferred Shares (the "Initial Issuance Date") into fully paid, validly issued and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(f) below) of Common Stock, at the Conversion Rate (as defined below).

The Company shall not affect the conversion of Series A Preferred Shares, and the Holder shall not have the right to convert Series A Preferred Shares, to the extent that after giving effect to such conversion, the Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.9% of the shares of Common Stock outstanding immediately after giving effect to such exercise (the "Blocker Provision").  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of Series A Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of Series A Preferred Shares beneficially owned by such Holder and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  To the extent that the limitation contained in this Section 2(a) applies, the determination of whether the Series A Preferred Shares are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which number Series A Preferred Shares are convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether such Series A Preferred Shares are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which portion of such Series A Preferred Shares are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of the determination.  For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including Series A Preferred Shares, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(a) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of each of the Series A Preferred Shares pursuant to Section (2)(a)(i) shall be determined by dividing the Stated Value by the Conversion Price.

(c)           For purposes of this Certificate of Designations, "Conversion Price" means $0.95955735.

(d)           Adjustment to Conversion Price. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).  Any such adjustments to the Conversion Price will be applicable to Series A Preferred Shares not yet converted or redeemed.

(i)           Dividends and Distributions.  If the Company shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, each Holder shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Series A Preferred Shares then held by such Holder had been converted at the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.  Such dividend or distribution shall be made without regard to the Blocker Provision.

(ii)           Stock Splits and Combinations.  If the Company shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Company, the Conversion Price and the Adjusting Closing Bid Prices, each in effect immediately prior thereto, shall be adjusted so that each Holder shall receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive after the happening of any and each of the events described above if such Holder had converted the Series A Preferred Shares held by such Holder immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective.

(e)           Mechanics of Conversion.  Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

(i)           Holder's Delivery Requirements.  To convert Series A Preferred Shares into full shares of Common Stock on any date (the "Conversion Date"), the Holder thereof shall (A) deliver by courier or transmit by facsimile, for receipt on or prior to 4:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company or its designated transfer agent (the "Transfer Agent"), and (B) if required by Section 2(e)(vi), surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii)           Company's Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (A) as soon as practicable, but in no event later than within two (2) business days, send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice (the "Receipt Confirmation") to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before ten (10) days following the date of receipt by the Company of such Conversion Notice, the Company or the Transfer Agent (as applicable) shall (1) if such shares shall not require any restrictive legend and the Transfer Agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company’s Automated Securities Transfer Program, credit such number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, or (2) if such shares shall require a restrictive legend, the Transfer Agent is not a participant in or the Common Stock is not eligible for transfer pursuant to the Depository Trust Company’s Automated Securities Transfer Program, or upon the Holder's request, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the number of Series A Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Series A Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series A Preferred Shares not converted.

(iii)           Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion Date.

(iv)           Company's Failure to Timely Convert.  If the Company shall fail (other than as a result of the Blocker Provision) to issue to a Holder on a timely basis as described in this Section 2(e), a certificate for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series A Preferred Shares, the Company shall pay liquidated damages (“Liquidated Damages”) to such Holder equal to the amount of $5,000 per day that the Company is in default for failure to deliver Conversion Shares, which liquidated damages amount shall increase by $5,000 every five days until the Conversion Shares are delivered (i.e., $5,000 per day for the first five days, $10,000 per day for the next five days, $15,000 for the following five days, etc.).

(v)           Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of the Series A Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Shares to the Company unless the full number of Series A Preferred Shares represented by the certificate are being converted.  The Holder and the Company shall maintain records showing the number of Series A Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Series A Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, the Conversion Notices and the Receipt Confirmations shall be controlling and determinative (in the absence of manifest error) in establishing the number of Series A Preferred Shares to which the record holder is entitled.  Notwithstanding the foregoing, if Series A Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Series A Preferred Shares unless the holder first physically surrenders the certificate representing the Series A Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Series A Preferred Shares represented by such certificate.  The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Shares, the number of Series A Preferred Shares represented by such certificate may be less than the number of Series A Preferred Shares stated on the face thereof.

(vi)  Delivery of Common Stock by Electronic Transfer.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system.

(f)           Mandatory Redemption.  Upon the 18th month anniversary of a Change of Control Transaction (as hereinafter defined) (the “Mandatory Redemption Date”), all outstanding Series A Preferred Shares not theretofore converted shall automatically be retired and cancelled and shall no longer be deemed outstanding without any further action by the Company or any holder.  For purposes of this Certificate of Designations, a “Change in Control” means (x) a merger, consolidation, share exchange or other transaction involving the Company or any of its subsidiaries or the stockholders of the Company, except for mergers whose sole purpose is to change the name of the Company or change the state of domicile of the Company; (y) the sale or transfer of a number of shares of voting capital stock of the Company or any securities convertible into or exchangeable for voting capital stock in any one (1) year period that, pursuant to either (x) or (y), results in one person or entity or an affiliated group of persons or entities, other than the stockholders of the Company immediately preceding the consummation of such transaction(s) either (i) owning in excess of fifty percent (50%) of the total voting capital stock of the Company taking into account issued and outstanding shares of such stock and any other shares of such capital stock that would be issued and outstanding assuming conversion or exchange of any and all other securities of the Company so convertible or exchangeable or (ii) being able to elect a majority of the Board of Directors; or (z) the sale, lease, abandonment, transfer or other disposition by the Company or any of its subsidiaries of all or substantially all the assets of the Company and its subsidiaries taken as a whole, excluding the grant of a security interest by the Company in all or substantially all of its assets pursuant to a bona fide financing arrangement approved by the Board of Directors.  Only for purposes of (y) hereof, (i) transfers due to the death of a stockholder or (ii) transfers to a member of a stockholder’s immediate family, family limited partnership, family limited liability company or a trust of which the beneficiary is such immediate family member shall not be considered as transfers.

(g)           Fractional Shares.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series A Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(h)           Taxes.  The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series A Preferred Shares.

(i)           Restrictive Legend.  Certificates evidencing Conversion Shares shall not be required to contain a standard 1933 Act restrictive legend or any other legend (i) while a registration statement covering the resale of such Conversion Shares is effective under the 1933 Act, (ii) following any sale of such Conversion Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) if such Conversion Shares are eligible to be sold, assigned or transferred under Rule 144 (provided that a holder provides the Company with reasonable assurances that such Conversion Shares are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of counsel), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that such holder provides the Company with an opinion of counsel to such holder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Conversion Shares may be made without registration under the applicable requirements of the 1933 Act or (v) if such legend is not required under applicable requirements of the 1933 Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC).  The Company shall be responsible for providing, at its own cost and expense, any legal opinion required by the transfer agent in connection with the issuance of the Conversion Shares without a legend, as well as any transfer agent fees or DTC fees with respect to any issuance of Securities or the removal of any legends with respect to any Conversion Shares in accordance herewith.

(3)           [RESERVED]

(4)           Inability to Fully Convert.

(a)           Holder's Option if Company Cannot Fully Convert.  If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the OTC-BB or Pink Sheets, from issuing all of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and shall pay Liquidated Damages, when due, in accordance with Section 2(e)(iv).

(b)           Mechanics of Fulfilling Holder's Election.  The Company shall, within one (1) business day, send via facsimile to a Holder of Series A Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company's inability to fully satisfy such Holder's Conversion Notice (the "Inability to Fully Convert Notice").  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice, and (ii) the number of Series A Preferred Shares which cannot be converted.

(c)           Pro-rata Conversion and Redemption.  In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each Holder electing to have Series A Preferred Shares converted and redeemed at such time an amount equal to such Holder's pro rata amount (based on the number of Series A Preferred Shares held by such Holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being converted and redeemed at such time.

(5)           Reissuance of Certificates.  In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly, after receipt of the original Preferred Stock Certificate, cause to be issued and delivered to the Holder of such Series A Preferred Shares a preferred stock certificate representing the remaining Series A Preferred Shares which have not been so converted or redeemed.

(6)           Reservation of  Shares.  The Company shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding.

(7)           [RESERVED]

(8)           Preferred Rank.  All shares of Common Stock of the Company shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  All other shares of preferred stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  As long as the Series A Preferred Shares initially issued remain outstanding, then, without the prior express written consent of all holders of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or rank pari passu to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  Without the prior express written consent of holders of at least two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Florida Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.  In the event of the merger, consolidation or reorganization of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(9)           Restriction on Redemption and Cash Dividends with respect to Other Capital Stock.  Until all of the Series A Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, declare or pay any cash dividend or distribution on its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares except for the payment of cash for fractional shares in the event of a stock dividend, stock split, reverse stock split or similar transaction.

(10)           Voting Rights.

(a)           The Series A Preferred Shares shall be non-voting and shall not have the right to vote with respect to any matter the holders of Common Stock are entitled to vote upon.

(b)           The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than all of the then outstanding Series A Preferred Shares shall be required for any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

(11)           Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

IN WITNESS WHEREOF, PFO Global, Inc. has caused this Amended and Restated Certificate of Designations to be signed by its President, on this 26th day of June, 2015.

PFO GLOBAL, INC.
By: ____________________________
Name: Mohit Bhansali
Title: President

EXHIBIT I

PFO GLOBAL, INC.

CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of the Designations, Preferences, Rights and Privileges of the Series A Preferred Shares pursuant to the Nevada Revised Statutes (the "Certificate of Designations").  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, stated value $100,000 per share (the "Series A Preferred Shares"), of PFO Global, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Series A Preferred Shares to be converted:
Stock certificate no(s). of Series A Preferred Shares to be converted:
Please confirm the following information:
Conversion Price or Reset Conversion Price:
Number of shares of Common Stock to be issued:

Please issue and deliver the Common Stock into which the Series A Preferred Shares are being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated: